Exhibit 99.1

Government Extends Deadline by Which VaxGen is Required to Resolve Clinical Hold

BRISBANE, Calif. – November 16, 2006 – VaxGen (Pink Sheets: VXGN.PK) announced today that the Department of Health and Human Services (HHS) has extended to December 18, 2006 the deadline by which the company is required to resolve a clinical hold imposed by the Food and Drug Administration (FDA). In a letter to VaxGen on November 15, 2006, the HHS also said it “plans to issue a contract modification to re-establish the due date for VaxGen to initiate its next clinical trial.”

VaxGen announced on November 3, 2006 that the FDA’s Center for Biologics Evaluation and Research had imposed a clinical hold on the company’s forthcoming Phase II trial for its anthrax vaccine candidate because the FDA determined that data submitted by the company were insufficient to ensure that the product would be stable enough to resume clinical testing.

VaxGen announced on the following day that HHS had informed the company that it had until November 13, 2006 to “cure” the clinical hold or the government would consider canceling VaxGen’s contract to provide 75 million doses of a modern anthrax vaccine for civilian biodefense.

VaxGen responded to HHS on November 13, 2006 with a letter explaining how it intends to work with the FDA to address the agency’s concerns over the vaccine’s stability. VaxGen has requested to meet with FDA by no later than the middle of December.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax and smallpox. VaxGen has been awarded an $877.5 million contract by the U.S. Department of Health and Human Services to provide 75 million doses of a modern anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns a minority interest in Celltrion, Inc., a company in the Republic of Korea established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at www.vaxgen.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the Company’s ability to address the FDA’s concerns over vaccine stability and the Company’s ability to meet with FDA by the middle of December 2006. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Lance Ignon
Vice President, Corporate Affairs
(650) 624-1016

Kesinee Angkustsiri Yip
Associate Director, Corporate Affairs
(650) 624-1041